Exhibit 10.5

AMENDED AND RESTATED LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION AND ONCTERNAL THERAPEUTICS, INC.

This Amended and Restated License Agreement (“Amended Agreement”) is made and entered into this 9th day of March, 2022 (“Amended Effective Date”) by and between the UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION, having an office at 910 Madison Avenue, Suite 827 Memphis, Tennessee 38163 (“UTRF”), and Oncternal Therapeutics, Inc., having an office at 12230 El Camino Real, Suite 300, San Diego CA 92130 (“LICENSEE”).

RECITALS

WHEREAS, UT (defined below) has submitted the Invention Disclosure (defined below) to UTRF for administration;

WHEREAS, LICENSEE desires to utilize and commercialize the Licensed Patents (defined below) and is willing to expend its reasonable efforts and resources to do so if it can obtain a license to use the Licensed Patents under the terms and conditions set forth herein;

WHEREAS, UTRF desires to transfer the Licensed Patents for the ultimate benefit of the public and believes that such transfer will be facilitated by the grant of a license to LICENSEE under the terms and conditions set forth herein;

WHEREAS, UTRF and GTx, Inc. executed a license agreement on March 1st, 2015 (as previously amended, “Original License Agreement”), subsequent to which GTx, Inc. was acquired by LICENSEE; and

WHEREAS, UTRF and LICENSEE now seek to amend and restate the Original License Agreement with mutual consent, and that this Amended Agreement will supersede and replace in its entirety the Original License Agreement and any previous amendments or modifications to the same as applicable.

NOW, THEREFORE, in consideration of the recitals, covenants, conditions, and undertakings contained herein, the parties hereto amend and restate the Original License Agreement to read in its entirety as follows:

ARTICLE 1 DEFINITIONS

When used in this Amended Agreement, the following terms shall have the meanings set out below. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

1.1“Active Ingredient” means the material(s) in a pharmaceutical product which provide its pharmacological activity (excluding formulation components such as coatings, stabilizers or controlled release technologies).

1.2“Affiliate” means any corporation, partnership, or other entity that at any time during the Term of this Amended Agreement, directly or indirectly Controls or is Controlled by or is under common Control with a party to this Amended Agreement, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.

1.3“Combination Product” means either (i) any pharmaceutical product that consists of a SARD and at least one other Active Ingredient that is not a SARD, or (ii) any combination of a SARD and another pharmaceutical product that contains at least one other Active Ingredient that is not a SARD where such products are not formulated together but are sold together as a single product and invoiced as one product.

1.4“Control” or “Controls” or “Controlled” means: in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors; or (ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the assets of such entity.

1.5“Dispute” means any and all claims, disputes, or controversies arising under, out of, or in connection with this Amended Agreement, including any dispute relating to patent validity or infringement.

1.6“Invention Disclosure” means the UTRF file numbers:

(a)	[***].
(b)	[***].
(c)	[***].
(d)	[***].
(e)	[***].
(f)	[***].

1.7“Licensed Patents” means, to the extent now or hereinafter owned (solely or partially) or controlled by UTRF and which are described as follows:

(a)	Any United States and foreign patents and/or patent applications and/or provisional patents listed in Appendix A;
(b)	Any divisionals and continuations of any United States or foreign patent applications listed in Appendix A;
(c)	Any United States and foreign patents issued from any applications described in (a) or (b) above;
(d)

Any claims of United States and foreign patent applications (including, without limitation, continuations-in-part of patent applications or patents described in (a) or (b) above), and of the resulting patents (i) that are directed to subject matter described in or claimed in the patents or patent applications described in (a), (b), or (c) above or (ii) that are directed to subject matter described in the Invention Disclosure; and

(e)

Any reissue or extension of any United States patent described in (a), (b), (c), or (d) above or any patent resulting from equivalent foreign procedures with respect to any foreign patent described in (a), (b), (c), or (d) above.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

1.8“Licensed Product” means any product, method, procedure or service, or process thereof, whose manufacture, use, sale, lease, or import is covered by a Valid Claim of the Licensed Patents in the country in which such product, method, procedure, service, process, or part thereof is manufactured, used, sold, leased, or imported.

1.9“Net Sales” means:

(a)

The gross receipts received by LICENSEE or any Sublicensees from the sale, lease, or other transfer or disposition to Third Parties (hereinafter “Sale”) of a Licensed Product (hereinafter “Gross Receipts”) less the following deductions, provided they actually pertain to the Sale of Licensed Product and are separately invoiced:

i.	[***];
ii.	[***];
iii.	[***];
iv.	[***];
v.	[***]; and
vi.	[***].
(b)	For purposes of the calculation of Net Sales:
i.	no deductions shall be made for any other costs or expenses, including commissions paid to individuals who are employees of LICENSEE, a Sublicensee, or their respective Affiliates;
ii.

Net Sales shall not include the gross amounts from the Sale of any Licensed Products to any Sublicensee unless such Sublicensee is an end-user of such Licensed Products (i.e., Sublicensee’s purchase of Licensed Products is not for the purpose of resale). If such Sublicensee is an end-user, such consideration shall be included in Net Sales at the greater of the actual selling price or the average selling price charged to a third party. Net Sales also shall not include Sales of Licensed Product for use in conducting clinical trials of a Licensed Product candidate in a country.

(c)

Combination Product: In the event one or more Licensed Products are sold as part of a Combination Product in a particular country, the Net Sales of such Licensed Product(s), for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where:

A is the average sale price of the Licensed Product(s) by LICENSEE or Sublicensees when sold separately in finished form in such country and B is the average sale price by LICENSEE or Sublicensees, or, if they have no such right of sale, by a Third Party of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

In the event one or more Licensed Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:

C is the average sale price, in such country, of the Licensed Product( s) contained in such Combination Product when sold separately and D is the average sale price, in such country, for the Combination Product, in each case during the applicable Net Sales reporting period. Under no circumstances can C/D exceed one hundred percent (100%).

In the event that one or more of the Licensed Product(s) are not sold separately in finished form in the country, but all of the other product(s) included in the Combination Product in such country are sold separately, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction (D-E)/D, where:

D is the average sale price, in such country, of the Combination Product, and E is the average sale price of the other product(s) included in the Combination Product in finished form in such country, in each case during the applicable Net Sales reporting period.

In the event that the Net Sales of the Licensed Product(s) when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of F/(F+G) where:

F is the fair market value of the Licensed Product(s) and G is the fair market value of all other pharmaceutical product(s) included in the Combination Product, as reasonably determined in good faith by the Parties.

1.10“Patent Expenses” means all fees, costs and expenses (including, without limitation, the professional fees of US and foreign patent counsel) relating to the filing, prosecution and maintenance of the Licensed Patents. For purposes of clarification, included Patent Expenses are any and all fees, costs, and expenses incurred before or after issuance of the Licensed Patents, including, without limitation, fees, costs, and expenses incurred in association with any reissue or reexamination of a Licensed Patent, any interference or opposition proceeding involving one or more Licensed Patents, or any extension or request for extension of the term of one or more Licensed Patents.

1.11“SARD” or “SARDs” shall mean selective androgen receptor degrader whose primary pharmacologic effect at any dose observed in vivo is the degradation of the androgen receptor.

1.12“Sublicense” means a direct grant of right, license, or option to the Licensed Patents from LICENSEE to a third party and any further grant at any tier.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

1.13“Sublicense Revenue” means all payments received by LICENSEE pursuant to each Sublicense, including, without limitation, up-front fees, milestone payments, and license maintenance fees. Notwithstanding the foregoing, the following shall not be considered Sublicense Revenue:

(a)	Running royalties received by LICENSEE that are calculated as a percentage of Sublicensee’s net sales;
(b)	Payments received by LICENSEE as reimbursement for actual, otherwise unreimbursed, out-of-pocket research and development expenses incurred after the date of the Sublicense;
(c)

Payments made to Third Parties by a Sublicensee on LICENCEE’S behalf for conducting clinical trials, filing new drug applications, commercially launching a product and/or marketing and selling a product, since these are not payments received by LICENSEE from a Sublicensee;

(d)	consideration paid to Licensee in exchange for securities of Licensee up to the fair market value of such securities; and
(e)

In the event the Sublicensee of Licensed Product is granted in conjunction with a license of distinct technology of Licensee that is not Licensed Product covered by the Licensed Patents (“Other Technology”), amounts allocable to such Other Technology as reasonably established by Licensee and the Sublicensee and set out in the Sublicense agreement. If no allocation to Other Technology exists in the Sublicense, UTRF and LICENSEE agree to good faith negotiations to determine the excluded amounts. In the event that, after [***] of good faith negotiations, no agreement exists on the amount to be excluded from Sublicense Revenue, the Parties agree that an independent arbitrator shall make the determination of allocation, which shall be final and unappealable.

1.14“Sublicensee” means any recipient of a Sublicense.

1.15“Third Party” shall mean any person, party or entity other than LICENSEE, its Affiliates, UTRF, or UT.

1.16	“UT” means The University of Tennessee, an educational agency of the State of Tennessee.

1.17“UT Contributor” means Duane Miller, Ramesh Narayanan, Dong-Jin Hwang, Thamarai Ponnusamy, Yali He and any other UT employee who contributes to the development of the Licensed Patents while under the supervision of Duane Miller or Ramesh Narayanan, either before or after the Amended Effective Date.

1.18“Valid Claim” means (a) a claim of an issued patent which (i) has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and (ii) which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application, provided such claim is not pending more than [***] from the earliest date such claim is entitled to claim priority to and has not been canceled, withdrawn, finally determined to be unallowable, or abandoned.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 2 GRANT

2.1Grant of License: During the Term hereof, and subject to the terms and conditions of this Amended Agreement, UTRF hereby grants to LICENSEE an exclusive, worldwide right and license, with the right to grant Sublicenses, to practice under the Licensed Patents for the purpose of developing, making, having made, using, marketing, selling, having sold, importing, distributing, and offering for sale Licensed Product(s) (collectively, the “License”). Subject to the remaining provisions of this Amended Agreement, the Parties hereby agree that the term “exclusive” means that, UTRF has not and shall not grant any license to a Third Party or take any action inconsistent with the rights in the Licensed Patents granted to LICENSEE under this Amended Agreement.

2.2	Limitations on the Rights Granted:
(a)

Federal Government Rights: To the extent that any invention included within the Licensed Patents has been or is in the future funded in whole or in part by the United States government, the United States government retains certain rights in such inventions as set forth in 35 U.S.C. §§200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (“Federal Policy”). As a condition of the License granted hereby, LICENSEE acknowledges and shall comply with all aspects of Federal Policy applicable to the Licensed Patents, including the obligation that Licensed Products used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Amended Agreement obligates UTRF to take any action that would conflict in any respect with its or UT’s past, current or future obligations to the United States government under the Federal Policy.

(b)

Reserved Rights: The License is expressly made subject to UTRF’s and UT’s reserved right to practice under the Licensed Patents for its own non-commercial educational, academic research and teaching purposes and to grant such rights to other academic or non-profit institutions for non-commercial purposes.

(c)

Third Party Rights: The exclusive rights granted in Article 2.1(a) are expressly made subject to any rights in a Licensed Patent held by a third party resulting from co-inventorship by an individual whose contribution to a Licensed Patent is not made in the course of employment by UT; provided that for purposes of entering into this Amended Agreement, UTRF is not aware of any co-inventor holding rights outside of UTRF.

(d)

Limitation on Assistance: UTRF shall have no obligation to provide LICENSEE with technical assistance in the exercise of the License. In the event LICENSEE requires technical assistance with respect to the activities conducted by LICENSEE pursuant to this Amended Agreement, obtaining such technical assistance (whether from the UT Contributors or otherwise) shall be LICENSEE’s responsibility and at LICENSEE’s expense.

2.3Applicability: Nothing in this Amended Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise except as explicitly set forth herein.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 3 SUBLICENSES

3.1Rights and Requirements: LICENSEE shall have the right to sublicense the rights granted to LICENSEE under this Amended Agreement and to permit further sublicensing by Sublicensees through multiple tiers with respect to the Licensed Patents, provided that:

(a)	The Sublicensee shall agree in writing to be bound, to the extent practicable, by all the provisions of this Amended Agreement in the same manner as LICENSEE is bound;
(b)

LICENSEE shall remain liable to UTRF for the full and timely performance of this Amended Agreement by any Sublicensee. No Sublicense shall relieve LICENSEE of any of its obligations under this Amended Agreement.

(c)	This Amended Agreement is in effect and LICENSEE is not in breach of its obligations under this Amended Agreement;
(d)	All Sublicenses granted by LICENSEE under this Amended Agreement shall conform to this Amended Agreement in the following respects:
i.	LICENSEE shall not grant any rights to a third party that are inconsistent with LICENSEE’s rights and obligations under this Amended Agreement;
ii.

Any Sublicense granted by LICENSEE shall include substantially the same definitions and provisions on confidentiality, publicity, reporting, audit requirements, insurance, patent notices, and use of names as are agreed to in this Amended Agreement;

iii.

Any act or omission of a Sublicensee which would constitute a breach of this Amended Agreement if it were the act or omission of LICENSEE shall be deemed to be an Event of Default of this Amended Agreement by LICENSEE, subject to the same cure provisions in favor of LICENSEE as are otherwise provided herein for breach by LICENSEE (provided that if the Sublicense agreement shall provide to Sublicensee a reasonably longer cure period, that cure period shall control for purposes hereof). Sublicenses shall include such other provisions as are needed to enable LICENSEE to comply with this Amended Agreement.

(e)	LICENSEE shall provide UTRF with a copy of each executed Sublicense Agreement within [***] of its execution.

3.2Special Termination Rules: Upon termination of this Amended Agreement, each Sublicense shall be governed by Article 14 of this Amended Agreement.

3.3Failure to Conform to this Article: LICENSEE’s failure to materially conform any Sublicense to this Article will have the following effects:

(a)

The non-conforming Sublicense will be voidable at UTRF’s sole discretion provided that (i) UTRF has provided written notice to LICENSEE within [***] of receiving a copy of the purportedly non-conforming Sublicense and (ii) within [***] of such notice from UTRF, LICENSEE fails to cure such material non-conformance of the Sublicense.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 4 DILIGENCE

4.1Diligence: LICENSEE shall use commercially reasonable efforts to acquire funding, staff, equipment, and facilities sufficient to develop and commercialize one or more Licensed Products.

4.2Milestone: In particular, LICENSEE shall use commercially reasonable efforts meet the following milestone (“Diligence Milestone”): On or before [***], LICENSEE shall [***].

In the event that UTRF notifies LICENSEE in writing that UTRF reasonably believes that LICENSEE has failed to use its commercially reasonable efforts to achieve the Diligence Milestone, then LICENSEE shall deliver to UTRF within [***] of receipt of such written notice copies of supporting documentation evidencing that LICENSEE has used commercially reasonable efforts to achieve the Diligence Milestone.  If LICENSEE fails to provide such supporting documentation within [***] of UTRF’s written request for it, or if, after examination of such supporting documentation provided by LICENSEE, UTRF continues to reasonably believe that the LICENSEE has failed to use its commercially reasonable efforts to achieve the Diligence Milestone, then the Parties shall resolve such dispute in accordance with Article 15.

4.3Notification: LICENSEE will notify UTRF in writing of the achievement of the Diligence Milestone within [***] thereafter, including sufficient information for UTRF to determine whether the Diligence Milestone has been reasonably accomplished.

ARTICLE 5 Royalties and other payments

5.1Fees and Royalties: For the rights, privileges and license granted hereunder, LICENSEE shall pay to UTRF the following fees and royalties in the manner hereinafter provided until this Amended Agreement expires or is terminated.

(a)	License Issue Fee: UTRF affirms that the original payment of [***] ($[***]) (“License Issue Fee”) under the Original License Agreement was previously received in full.
(b)

Annual Maintenance Fee: LICENSEE shall pay UTRF, in addition to all other amounts payable hereunder, a non-refundable license maintenance fee in the amount of [***] ($[***]) on each anniversary of [***] during the Term of this Amended Agreement (“Annual Maintenance Fee”).

(c)

Running Royalties: On a country-by-country and Licensed Product-by-Licensed Product basis, LICENSEE shall pay to UTRF an amount equal to [***] of Net Sales of Licensed Products (“Running Royalties”). Payment of Running Royalties shall be made on a semi-annual basis within [***] of the last day of [***] each year on Net Sales occurring during the immediately preceding [***] calendar quarters. For example, payment of Running Royalties will be due within [***] following the last day of [***] on Net Sales occurring during the last half ([***]) of the immediately preceding calendar year.  LICENSEE shall owe no Running Royalties on any Sale that does not take place during the pendency of a Valid Claim of a Licensed Patent in the applicable country. For purposes of determining when a Sale takes place, a Sale shall be deemed to occur upon the earlier of the shipment of a Licensed Product or invoicing.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(d)

Sublicense Royalties: In addition to all other amounts payable hereunder, LICENSEE shall pay to UTRF the following percentages of all Sublicense Revenues received from a Sublicensee pursuant to a Sublicense:

(i)	Prior to [***], [***] of Sublicense Revenues;
(ii)	Following [***], but prior to [***], [***] of Sublicense Revenues; and
(iii)	Following [***], [***] of Sublicense Revenues.

Payment of Sublicense Royalties shall be made on a [***] basis within [***] of the last day of [***] each year.

5.2Maximum Royalties: In the event that any royalties payable under this Amended Agreement are higher than the maximum royalties permitted by the law or regulations of a particular country:

(a)	The Running Royalties payable for Net Sales in such country shall be equal to the maximum permitted royalty under such law or regulations;
(b)	Notice documenting that Running Royalties payable under this Amended Agreement are higher than a country’s maximum royalties shall be provided to UTRF;
(c)	An authorized representative of LICENSEE shall notify UTRF, in writing, within [***] of discovering that such Running Royalties are approaching or have reached the maximum amount; and
(d)	LICENSEE shall provide UTRF with written documentation regarding the laws or regulations establishing any such maximum.

5.3Effect of Taxes on Royalties: In the event that any taxes are levied by any foreign taxing authority on Running Royalties payable by LICENSEE under this Amended Agreement, and LICENSEE determines in good faith that it must pay such taxes:

(a)	LICENSEE shall have the right to pay such taxes levied on Running Royalties to the local tax authorities on behalf of UTRF;
(b)	LICENSEE shall pay the net amount of Running Royalties due after reduction by the amount of such taxes that are actually owed and paid;
(c)	LICENSEE shall provide UTRF with appropriate documentation and receipts supporting such payment; and
(d)	LICENSEE shall inform UTRF in writing within [***] of being notified that taxes will or have been levied by a taxing authority on Running Royalties.

5.4Multiple Licenses. In the event that a Running Royalty is payable to UTRF on the same Net Sales revenue or a Sublicense Royalty is payable to UTRF on the same Sublicense Revenue under this Section 5 and under one or more other UTRF/LICENSEE license agreements, LICENSEE shall only be required to pay UTRF such royalty under one such license agreement, subject to the provisions of Section 6.2 and provided

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

that if the amount due varies from one such license agreement to another, LICENSEE shall pay the highest amount.

5.5Late Payments: In the event any payments are not received by UTRF when due, LICENSEE shall pay to UTRF interest on the overdue balance at the lesser of [***] or the maximum rate of interest allowed by law. The payment of such interest shall not foreclose UTRF from exercising any other rights it may have as a consequence of the lateness of any payment.

5.6Payment Shortage: If an examination of records provided under Article 6 of this Amended Agreement reveals a payment shortage of greater than [***] of the total amount due under any one royalty payment, LICENSEE shall promptly reimburse UTRF for the reasonable cost of examination, the shortage in payment, and the interest accrued on the shortage under Article 5.5 of this Amended Agreement.

5.7Manner of Payments: All payments shall be paid in United States dollars in Memphis, Tennessee, or at such other place as UTRF may reasonably designate consistent with the laws and regulations controlling in the United States or any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate listed in the Wall Street Journal for major New York banks on the last business day of the calendar quarter to which such royalty payments relate. If the transfer of moneys owed to UTRF or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of UTRF or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by LICENSEE to UTRF.

5.8Third Party Licenses:  In the event that LICENSEE or a Sublicensee has obtained (as of the Amended Effective Date) or obtains (after the Amended Effective Date) a license under, or other rights to, any patent rights or know-how or other intellectual property from any Third Party(ies) which is required or otherwise used by LICENSEE or a Sublicensee in order to make, have made, use, offer to sell, sell or import Licensed Product(s) (hereinafter “Additional Licensee Third Party Agreements”), then [***] of the consideration actually paid under such Additional Licensee Third Party Agreements by LICENSEE or a Sublicensee for sale of such Licensed Product in a country shall be creditable against the royalty payments due to UTRF by LICENSEE or Sublicensee hereunder with respect to the sale of such Licensed Product in such country; provided, however, that in no event shall the royalties owed by LICENSEE or Sublicensee to UTRF for a given two calendar quarter period be reduced by more than [***] (provided, however that if LICENSEE or Sublicensee is not able to fully recover the amounts paid by LICENSEE or Sublicensee under any Additional Licensee Third Party Agreement as a result of the foregoing restriction, then LICENSEE or Sublicensee shall be entitled to carry forward such right of off-set to future [***] periods with respect to such excess amount). If the Additional Licensee Third Party Agreement also covers compounds or products other than Licensed Products, and a particular payment thereunder results directly from the sale of both (i) Licensed Products hereunder and (ii) such other compounds or products, then LICENSEE or Sublicensee shall allocate the amount of such payment between the Licensed Product hereunder and such other compounds or products, respectively (as applicable), using an allocation method reasonably determined by LICENSEE or Sublicensee.  Other than as set out above, LICENSEE or Sublicensee shall be responsible for and bear its own costs of negotiation and performance of any Additional Licensee Third Party Agreement.

5.9Effect of Receipt or Acceptance: Receipt or acceptance by UTRF of any payment or report under this Amended Agreement shall not prevent UTRF from subsequently challenging the validity or accuracy of such payment or report.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 6 REPORTS AND RECORDS

6.1Books of Account: LICENSEE shall keep, and shall require each Sublicensee to keep, full, true and accurate books of account containing all particulars reasonably necessary to determine and show the amounts payable to UTRF hereunder. LICENSEE shall ensure that its books are open at all reasonable time for [***] following the end of the calendar year to which they pertain, to the inspection by an independent, certified public accountant selected by UTRF and reasonably acceptable to LICENSEE or Sublicensee, as applicable, upon reasonable notice and no more than [***] for any [***], for the purpose of verifying compliance with this Amended Agreement, and LICENSEE shall require the same of each Sublicensee.

6.2Delivery of Reports: LICENSEE shall deliver to UTRF true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees under this Amended Agreement as shall be pertinent to a royalty accounting under this Amended Agreement. These reports shall be deemed LICENSEE’s Confidential Information:

(a)	Before the first commercial use or sale of a Licensed Product or the granting of the first Sublicense under this Amended Agreement (whichever occurs first), [***]; and
(b)	After the first commercial use or sale of Licensed Product or the granting of the first Sublicense under this Amended Agreement, [***] after the end of [***].

6.3Content of Reports: Reports shall include at least the following on a Licensed Product-by-Licensed Product and country-by-country basis:

(a)	A summary of LICENSEE’s activities during such quarter to develop and commercialize Licensed Products;
(b)	The number/amount of Licensed Products sold by LICENSEE and each Sublicensee;
(c)	Total amounts invoiced and total amounts received for Licensed Products sold by LICENSEE and all Sublicensees;
(d)	Net Sales of LICENSEE and each Sublicensee;
(e)	A copy of each royalty statement or report submitted to LICENSEE by a Sublicensee, provided that such statement or report has not previously been provided by LICENSEE to UTRF;
(f)	Total amount due under this Amended Agreement (including the manner in which Net Sales were calculated pursuant to this Amended Agreement);
(g)	The current status of any regulatory activities pertaining to Licensed Products;
(h)	The name, address, and phone number of each Sublicensee and the Licensed Patents licensed to each Sublicensee as of the last date of the reporting period; and
(i)	Upon reasonable request by UTRF, any other information that is necessary for the purpose of showing the amounts payable to UTRF hereunder and/or the compliance by LICENSEE

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

with the diligence provisions of Article 4.1 and/or the achievement of Diligence Milestone under Article 4.2.
(j)	If no payment shall be due, LICENSEE shall so report.

6.4Responsibility for Accuracy: LICENSEE shall be responsible for the completeness and accuracy of its own records and reports, and for the accuracy of the reports submitted by each Sublicensee. Each report submitted to UTRF by LICENSEE shall be certified as accurate by a duly authorized officer of LICENSEE.

ARTICLE 7 PATENT PROSECUTION

7.1	Rights and Duties:
(a)

During the Term, LICENSEE will be responsible for preparing, applying for, seeking issuance of, and maintaining patent applications and issued patents included in Licensed Patents, and for prosecuting or defending interferences, oppositions, and reexaminations declared with regard to patent applications and issued patents included in Licensed Patents, all for UTRF’s and Licensee’s benefit.  LICENSEE shall select its own patent counsel for patent maintenance and prosecution, and shall be responsible for the payment of all Patent Expenses. LICENSEE will keep UTRF reasonably informed concerning any substantive actions.  LICENSEE shall instruct its chosen firm to copy UTRF on all correspondence with patent offices relating to the Licensed Patents.

(b)

In the event that LICENSEE elects not to file, prosecute or maintain any Licensed Patent, LICENSEE shall so notify UTRF of such decision no later than [***] before any applicable statutory bar date or response date, as the case may be, to permit UTRF (at its own expense) to prosecute and/or maintain the patent application(s) and/or patent(s) that were the subject of such notice. In the event that LICENSEE elects not to file, prosecute or maintain any Licensed Patent, UTRF shall have the right to resume responsibility for preparing, applying for, seeking issuance of, and maintaining patent applications and issued patents for those elected Licensed Patents at its own expense, and such Licensed Patents shall no longer be licensed as part of this Amended Agreement and shall be deleted from Appendix A.

7.2Ownership: All Licensed Patents prosecuted or maintained by or on behalf of LICENSEE under Article 7.1 shall be owned by UTRF.

7.3Patent Numbering: LICENSEE and all its Sublicensees shall use commercially reasonable efforts to mark all products covered by Licensed Patents with patent numbers in accordance with the statutory requirements.

ARTICLE 8 INFRINGEMENT

8.1Enforcement: If either LICENSEE or UTRF becomes aware of any infringement of the Licensed Patents by a third party, the party having the knowledge will give the other party prompt written notice.

(a)

LICENSEE shall have the first right during the Term, at its sole cost and expense, to commence any action that LICENSEE deems appropriate, including notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting an action or a lawsuit for any known or suspected third party activity that may infringe the Licensed

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Patents (each an “Action”), and, in furtherance of such right, UTRF hereby agrees that LICENSEE may include UTRF as a party plaintiff in any such suit, without expense to UTRF. In the event LICENSEE commences an Action, UTRF shall retain the right to join such Action as a co-litigant at its own cost and expense.

(b)	Should LICENSEE fail to commence and pursue any particular Action, then UTRF may commence, at its sole cost and expense, such Action as UTRF deems appropriate, provided that:
i.	UTRF gives LICENSEE a written [***] notice of its intention to initiate such Action; and
ii.	LICENSEE fails to initiate said suggested Action within said [***] notice period.
iii.	LICENSEE shall retain the right to join such Action as a co-litigant at its own cost and expense.

8.2Cooperation: Upon the request of the party that institutes an Action (the “Instituting Party”), the other party (the “Co-Party”) shall:

(a)	Join any such Action as a necessary party; and
(b)	Use its commercially reasonable efforts to assist and cooperate with the Instituting Party in such Action.

The Instituting Party shall reimburse the Co-Party for any reasonable and pre-approved costs related to such assistance and cooperation.

8.3Recovery of Damages: After reimbursement of the parties’ previously unreimbursed out-of-pocket expenses of such Action or any previous Action, including attorney’s fees and other out of pocket costs associated with the Action, [***] of any remaining recovery of damages resulting from any Action shall be given to the Instituting Party, and [***] to the Co-Party; provided that if the damage award is identified by judgment of the court or in a settlement in such suit as compensating LICENSEE for loss of sales revenue for Licensed Product on account of such Third Party’s unlicensed or illegal actions, in which event (instead of dividing the remaining balance between the Parties as stated in the preceding sentence), LICENSEE shall pay to UTRF an amount equal to [***] of the equivalent of the lost Net Sales upon which such judgment or settlement award is based, and LICENSEE shall retain the rest.

8.4Declaratory Judgment Action: In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against UTRF, UTRF shall promptly notify LICENSEE and LICENSEE may, within [***] of LICENSEE’s receipt of notice regarding such action and with the written consent of UTRF which shall not be unreasonably withheld, intervene and take over the sole defense of the action against UTRF at LICENSEE’s own expense, provided that LICENSEE may not enter into a consent judgment acknowledging the invalidity or noninfringement of any of the Licensed Patents or an admission of fault or of wrongdoing or that materially affects the rights of UTRF hereunder without the prior written approval of UTRF, which approval shall not be unreasonably withheld.

8.5Notice and Settlement: The Instituting Party shall reasonably notify the Co-Party of the course of any Action and shall not settle any Action without prior approval of the Co-Party (i) during the Term if such settlement contains an admission of the invalidity of any Licensed Patents or (ii) either during or after the

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Term if such settlement contains an admission of fault or wrongdoing or materially affects the rights of the Co-Party hereunder.

ARTICLE 9 INDEMNIFICATION; INSURANCE; REPRESENTATIONS;

DISCLAIMER OF WARRANTIES

9.1Indemnification: In the event that UTRF, UT, any of their trustees, directors, officers, or employees (each an “Indemnified Party”) is, as a result of the manufacture, marketing, use, sale, lease, or import of Licensed Products by LICENSEE or its Sublicensees under this Amended Agreement: (i) charged with infringement of a patent by a third party; or (ii) made a party in any lawsuit arising out of the manufacture, marketing, use, sale, lease, or import of Licensed Products by LICENSEE or its Sublicensees under this Amended Agreement, including, without limitation, actions founded on product liability (collectively, an “Indemnified Claim”) LICENSEE shall indemnify, defend and hold the Indemnified Party(ies) harmless for any and all damages, losses, liability, and costs resulting from an Indemnified Claim, except to the extent such damages, losses, liability, or costs result from a breach of this Amended Agreement, gross negligence, willful misconduct or misrepresentation by an Indemnified Party.

(a)Subject to Section 9.1(b), LICENSEE shall defend or settle, at LICENSEE’s expense, any such Indemnified Claim against an Indemnified Party, provided that LICENSEE shall not enter into any such settlement (i) without the prior approval of UTRF if such settlement contains an admission of the invalidity of any Licensed Patent or materially affects the rights of UTRF hereunder; or (ii) without the prior approval of the Indemnified Party(ies) if such settlement contains an admission of fault or wrongdoing on the part of such Indemnified Party(ies);

(b)If an Indemnified Party intends to claim indemnification under this Section 9.1 it shall promptly notify LICENSEE in writing of such alleged Indemnified Claim. The LICENSEE shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnified Party; provided, that any Indemnified Party shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnified Party by the counsel retained by the LICENSEE would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party shall cooperate with LICENSEE and its legal representatives in the investigation of any action, claim or liability covered by this Section 9.1

9.2Insurance: During the Term beginning with the date of the first commercial manufacture, sale, or import of a Licensed Product, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall cover LICENSEE and the Indemnified Parties with respect to events covered by Article 9.1 above. LICENSEE shall provide UTRF with Certificates of Insurance. Such insurance shall:

(a)	Be written by a reputable insurance company authorized to do business in the State of Tennessee;
(b)	List UTRF as additional insureds;
(c)	Be endorsed to include product liability coverage;
(d)	Require [***] written notice to be given to UTRF before any cancellation or material change thereof; and

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(e)	Have a limit of not less than $[***] per occurrence with an aggregate of $[***] for property damage, personal injury or death.

9.3Representations: Each party represents that:

(a)	It is authorized to enter into this Amended Agreement;
(b)	Entering into this Amended Agreement does not and will not create a conflict with or breach of the terms of any other agreement to which it is a party; and
(c)	All rights exercised and obligations undertaken in connection with this Amended Agreement will comply with all applicable foreign, federal, state, and local laws and regulations.
(d)

UTRF represents and warrants that to the best of its actual knowledge as of the Amended Effective Date, it has fully complied and will fully comply with the requirements, to the extent applicable, of 35 U.S.C. § 200 et seq. and all implementing regulations, to the extent applicable, that are necessary to perfect title to the Licensed Patents.

9.4Disclaimer of Warranties: Except as otherwise expressly set forth in this AMENDED agreement, UTRF, its directors, officers, employees, and affiliates MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, including warranties of merchantability, fitness for a particular purpose, validity of patent rights claims, issued or pending, and the absence of latent or other defects, whether or not discoverable. In no event shall ANY PARTY or their respective trustees, directors, officers, employees OR affiliates be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether SUCH PARTY shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing. NOTHING IN THIS AMENDED AGREEMENT SHALL BE CONSTRUED AS:

(a)	A representation made or warranty given by UTRF that the practice by LICENSEE of the License granted hereunder shall not infringe the patent rights of any third party;
(b)	A representation made or warranty given by UTRF as to the validity or scope of the Licensed Patents;
(c)	A representation made or warranty given by UTRF that any patent application included in the Licensed Patents will ultimately issue as a patent;
(d)	A requirement that UTRF shall be responsible for the expenses of filing or prosecuting any patent application or maintaining any issued patent in force;
(e)	An obligation on the part of UTRF to bring or prosecute actions or suits against third parties for infringement of the Licensed Patents or for unauthorized use of Know-How;

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(f)	An obligation on the part of UTRF to defend any action or suit brought by any third party;
(g)	A representation made or warranty given by UTRF as to the safety, reliability or efficacy of the Licensed Products;
(h)	A representation made or warranty given by UTRF that any Know-How is secret or confidential;
(i)	An obligation on the part of UTRF to take any action to prevent the disclosure of the Licensed Patents by UT OR its employees; or
(j)

A representation made or warranty given by UTRF that any of the Inventors will agree to provide technical assistance or consultation to LICENSEE, or that such technical assistance or consultation, if provided, would be sufficient to enable LICENSEE to successfully exploit the Licensed Patents.

ARTICLE 10 EXPORT CONTROLS

10.1 Limitations: LICENSEE hereby agrees that it will not sell, transfer, export or re-export any Licensed Products or Licensed Patents:

(a)	In any form, or any direct products thereof, except in compliance with all applicable laws, including the export laws of any U.S. Government agency and any regulations thereunder; and
(b)	To any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating applicable laws, including export laws of any U.S. Government agency.

10.2Responsibilities: LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or re-export.

ARTICLE 11 NON-USE OF NAMES

11.1LICENSEE shall not use the names or trademarks of UTRF, of UT, nor any adaptation thereof, nor the names of any of their employees, directors, trustees, or any UT Contributor in any advertising, promotional or sales literature without prior written consent obtained from UTRF, UT, or said employee, director, trustee, or UT Contributor, in each case, except that LICENSEE may state that it is licensed by UTRF under one or more of the patents and/or patent applications comprising the Licensed Patents.

11.2UTRF shall not use the names or trademarks of LICENSEE, nor any adaptation thereof, nor the names of any employee of LICENSEE, in any advertising, promotional, sales or other literature without prior written consent obtained from LICENSEE, or said employee, in each case, except that UTRF may state that it has licensed one or more of the patents and/or applications comprising the Licensed Patents to LICENSEE.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 12 CONFIDENTIALITY

12.1Disclosure of Agreement: Nothing herein shall preclude a Party from disclosing the existence of this Amended Agreement and the general scope of the license granted hereunder. UTRF shall have the right to disclose the financial terms of this Amended Agreement and other information concerning this Amended Agreement to UT Contributors, UT, the State of Tennessee, and to the United States government and any agency, laboratory, and contractor thereof. LICENSEE shall have the right to disclose this Amended Agreement to potential investors and in seeking corporate partnerships or sublicensees, including the economic terms included herein. Except as set forth herein, neither Party shall otherwise disclose the economic terms of this Amended Agreement without the written consent of the other Party.

12.2Confidential Information: Subject to the exceptions set forth herein, all information or material disclosed pursuant to this Amended Agreement and/or related to the Licensed Patents shall be confidential (“Confidential Information”). The Recipient of Confidential Information (“Receiving Party”) agrees to hold in confidence, and not to distribute or disseminate to any person or entity, for any reason and not use for any purpose except for the purposes contemplated by this Amended Agreement, for a period of [***] after the expiration or earlier termination of this Amended Agreement, any Confidential Information received under or relating to this Amended Agreement from the other Party (“Providing Party”), except for Confidential Information which:

(a)	was known or used by the Receiving Party prior to the date of disclosure to the Receiving Party as evidenced by written records; or
(b)

either before or after the date of disclosure is lawfully disclosed to the Receiving Party by sources other than the Providing Party which are rightfully in possession of the Confidential Information and not subject to any obligation of confidentiality, as evidenced by written records; or

(c)	either before or after the date of disclosure to the Receiving Party becomes generally known to the public, through no fault or omission on the part of the Receiving Party; or
(d)	is independently developed by or for the Receiving Party without reference to, knowledge of, or reliance upon the Confidential Information as evidenced by written records

All information concerning Licensed Patents shall be deemed Confidential Information of UTRF. Disclosures of Confidential Information to LICENSEE, including, without limitation, disclosures that are made to LICENSEE by UT Contributors, shall be deemed, for purposes of this Article, to be disclosures made by UTRF.

Either party may disclose Confidential Information disclosed to it by the other party to the extent such disclosure is required (i) by applicable law or (ii) for making applications or submissions to or otherwise dealing with regulatory authorities in connection with the development, manufacture or marketing of Licensed Products or obtaining patent rights, in each case, in accordance with this Amended Agreement; provided, that in the case of (ii) such Confidential Information shall be disclosed only to the extent reasonably necessary to obtain patent rights or authorizations.  UTRF shall not disclose any non-public or unpublished information contained in any Licensed Patent except to the extent such disclosure is required (i) by applicable law; (ii) to fulfill obligations to co-owners or research sponsors; or (iii) for making applications or submissions to the extent reasonably necessary to obtain patent rights or regulatory authorizations.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

In the event that a public disclosure of information about this Amended Agreement is required, in the reasonable opinion of counsel, by the rules of any securities exchange or market on which a party’s securities are listed or traded, and to the extent permitted by the notification timing requirements of such rules, the party desiring to make such a disclosure shall use its best efforts to provide copies in a timely manner of the proposed disclosure in advance of such disclosure for the non-disclosing party’s prior review. Subject to the foregoing (and in particular to the extent permitted by the notification timing requirements of such rules), it is understood that a party may not make any disclosure of the financial terms and other material conditions of this Amended Agreement without the prior written consent of the other party following the procedure set forth in this Section.

If a party is required, by a written order of a court or administrative body of competent jurisdiction and such order is subject to contempt provisions, to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 12.2, such party shall promptly inform the other party of the disclosure that is being sought in order to provide the other party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 12.2, and the party disclosing Confidential Information pursuant to such written order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

12.3Disclosure to Counsel: The Parties agree that counsel of the parties may receive Confidential Information.

ARTICLE 13 ASSIGNMENT

13.1This Amended Agreement shall be binding upon and shall inure to the benefit of UTRF and its assigns and successors, and shall be binding upon and shall inure to the benefit of LICENSEE and its assigns.  Except as provided in this Section 13.1, this Amended Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either party without the consent of the other party. Notwithstanding the foregoing, no prior written approval from UTRF shall be required for any assignment of this Amended Agreement by LICENSEE to (i) an Affiliate of LICENSEE (or any entity into which LICENSEE shall have been merged or consolidated, provided more than 50% of such merged or consolidated entity is owned by shareholders holding more than 50% of LICENSEE immediately prior to such merger or consolidation), or (ii) a Third Party which acquires all or substantially all of LICENSEE’s assets, or a Controlling interest in the business, to which this Amended Agreement relates.

13.2Failure to Conform to this Article: Any attempt to assign the rights granted to LICENSEE under this Amended Agreement that fails to fulfill any of the terms of this Article in any way shall make said attempt voidable at UTRF’s sole discretion.

ARTICLE 14 TERM AND TERMINATION

14.1Term. This Amended Agreement shall take effect upon the Amended Effective Date, and unless earlier terminated pursuant to the provisions of this Article 14, shall continue in full force and effect until the last Valid Claim for any Licensed Patent in any country covering a Licensed Product shall expire (“Term”).

14.2 After expiration of the last Valid Claim of the Licensed Patents covering a Licensed Product in a country, LICENSEE shall have a perpetual, fully paid, royalty-free license to said Licensed Patents in such

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

country, such license being of no greater scope than that granted hereunder. LICENSEE shall continue to be obligated to pay (i) Running Royalties on account of Licensed Product manufactured or sold in any other country covered by a Valid Claim of a Licensed Patent that has not expired; and (ii) Sublicense Royalties on Sublicense Revenue generated under any Sublicense that includes a grant of rights under a Valid Claim of a Licensed Patent covering a Licensed Product in any other country that has not expired; and (iii) the Annual Maintenance Fee for as long as this Amended Agreement shall not have expired.

14.3Failure to Carry on LICENSEE’s Business: If LICENSEE shall be adjudicated by a court of competent jurisdiction to be insolvent or is dissolved or declared bankrupt or is placed in receivership pursuant to proceedings initiated by LICENSEE declaring bankruptcy or insolvency, this Amended Agreement shall terminate immediately upon written notice from UTRF.

14.4LICENSEE’s Material Breach: Upon any material breach or default of this Amended Agreement by LICENSEE, including LICENSEE’s material failure to make any required payment under this Amended Agreement, LICENSEE shall have [***] after the receiving of written notice of such default by UTRF to correct such default. If such default is not corrected within the said cure period, UTRF shall have the right, at its option, to terminate this Amended Agreement. The failure of UTRF to exercise such right of termination for a material non‑payment of royalties shall not be deemed to be a waiver of any right UTRF might have, nor shall such failure preclude UTRF from exercising or enforcing said right upon any subsequent material breach or default by LICENSEE.

14.5Notice to Sublicensees. At such time as UTRF shall provide notice to LICENSEE of its material breach hereunder, UTRF agrees to provide similar notice of such breach to any Sublicensee of which it has been properly notified hereunder, and UTRF agrees that a Sublicensee shall have the right to cure the breach to the same extent LICENSEE is provided such right hereunder, provided that any failure on the part of UTRF to provide any such notice to a Sublicensee shall not be deemed to be a default on the part of UTRF under this Amended Agreement.

14.6LICENSEE’s Right to Terminate: LICENSEE shall have the right to terminate this Amended Agreement:

(a)	On [***] written notice in the event that UTRF is in material breach or default of this Amended Agreement and fails to cure such breach or default within [***] after UTRF’s receipt of such notice; or
(b)	At any time on [***] written notice to UTRF, provided that LICENSEE has paid all amounts due UTRF through the effective date of the termination.

14.7Surviving Obligations: Upon termination of this Amended Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. In addition, if the Amended Agreement has been terminated for a reason other than breach on the part of LICENSEE, then LICENSEE (and any Sublicensee not then in default) may, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UTRF the royalties thereon as required by Article 5 of this Amended Agreement and shall submit the reports required by Article 6 on the sales of Licensed Products.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

14.8Effect on Sublicensees: Upon termination of this Amended Agreement for any reason, any Sublicensee not then in default shall have the right to assume the rights of Licensee hereunder, subject to the prior written consent of UTRF, which shall not be unreasonably withheld.

ARTICLE 15 DISPUTE RESOLUTION

15.1 Dispute Resolution:

(a)

The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Amended Agreement or the breach thereof.  If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in, accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)

The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within [***] after initiation of arbitration, each party shall select [***] to act as arbitrator and the [***] party-selected arbitrators shall select a [***] arbitrator within [***] of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York. All proceedings and communications shall be in English.

(c)

Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Amended Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d)

Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e)

The parties agree that, in the event of a dispute over the nature or quality of performance under this Amended Agreement, neither party may terminate this Amended Agreement until final resolution of the dispute through arbitration or other judicial determination.  The parties further agree that any payments made pursuant to this Amended Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(f)	As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) intellectual property rights, the validity or infringement of a patent,

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trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

15.2Non-Waiver: Nothing in this Article shall be construed to waive the timely performance of any obligations existing under this Amended Agreement.

ARTICLE 16 PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

16.1Any payment, notice or other communication required or permitted hereunder (hereinafter “notice”) shall be in writing and shall be hand-delivered, sent by overnight courier, mailed by certified United States mail, return receipt requested to the address(es) given below or to such other address(es) as the parties may hereafter specify in writing. Notice shall be deemed given and received [***] after being deposited with the U.S. Postal Service certified mail postage prepaid return receipt requested, or if notice is hand-delivered or sent by overnight courier, upon the date of actual delivery.

UTRF:

University of Tennessee Research Foundation

910 Madison Avenue, Suite 827

Memphis, Tennessee, 38163 U.S.A.

Attn:Vice- President

LICENSEE:

Oncternal Therapeutics, Inc.

12230 El Camino Real, Suite 300

San Diego, California 92130

Attn: Legal

ARTICLE 17 PUBLICATIONS

17.1UT Rights to Publish Licensed Patents: LICENSEE recognizes that under UTRF and UT policy, the results of a UT research project must be publishable and agrees that researchers engaged in such research shall have the right, with regard to the Licensed Patents, to present at symposia, professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing (“Publication”), unless UT, UTRF and LICENSEE agree to more restrictive terms in a sponsored research agreement. UTRF agrees that it shall provide to LICENSEE a copy of proposed Publications, promptly upon receipt and in the manner and form in which received, in order that LICENSEE may review the proposed Publication to identify and protect any Confidential Information of LICENSEE that may be contained therein and to allow for the preparation and filing of a patent application by LICENSEE or Sublicensees.  UTRF shall not be deemed in breach or default of this Amended Agreement merely due to a Publication that UTRF does not receive prior to publication.

ARTICLE 18 MISCELLANEOUS PROVISIONS

18.1This Amended Agreement is entered into in the State of Tennessee and shall be construed, governed, interpreted and applied in accordance with the laws of the State of Tennessee without giving effect to any conflict of law provisions thereof.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

18.2The parties hereto acknowledge that this Amended Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

18.3The provisions of this Amended Agreement are severable, and in the event that any provisions of this Amended Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Amended Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18.5No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Amended Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Amended Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Amended Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; actions or failures in action by relevant Governmental Authorities; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; shortages of supply; labor disturbances; epidemic; pandemics; and failure of public utilities or common carriers.  In such event affected Party, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Amended Agreement as it is thereby disabled from performing for so long as it is so disabled.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

18.6This Amended Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.7Each party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amended Agreement.

18.8The provisions of this Amended Agreement are for the exclusive benefit of the parties, and no other person or entity shall have any right or claim against any party by reason of these provisions or be entitled to enforce any of these provisions against any party.

18.9Except as otherwise specifically provided in this Amended Agreement, each party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Amended Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

18.10All rights and licenses granted pursuant to any section of this Amended Agreement, including pursuant to Section 2, are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)).  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Amended Agreement the day and year set forth below.

ONCTERNAL THERAPEUTICS, INC. (“LICENSEE”)		UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION (“UTRF”)

By:	/s/ James B. Breitmeyer, M.D., Ph.D	By:	/s/ Richard Magid, Ph.D.
Name:	James B. Breitmeyer, M.D., Ph.D.	Name:	Richard Magid, Ph.D.
Title:	Chief Executive Officer	Title:	Vice President
Date:	March 9, 2022	Date:	March 9, 2022

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

APPENDIX A

[***]

[***] = Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.